NEWS RELEASE

FOR IMMEDIATE RELEASE                  FOR MORE INFORMATION CONTACT:
                                          Robert G. Dutcher
                                          President and Chief Executive Officer
                                          POSSIS MEDICAL, INC.
                                          (612) 780-4555

        POSSIS MEDICAL, INC. RECEIVES 510(K) CLEARANCE FROM FDA TO MARKET
                       ANGIOJET RAPID THROMBECTOMY SYSTEM

             Company to Immediately Launch Blood Clot Removal System

     MINNEAPOLIS,  MN (December 6, 1996) -- Possis  Medical,  Inc.  (Nasdaq-NNM:
POSS) announced today that it has received 510(k) clearance from the U.S. Food and Drug Administration (FDA) to market its AngioJet Rapid Thrombectomy System in the United States with labeling claims for removal of blood clots (thrombus) from grafts used for kidney dialysis.

     The AngioJet System is designed to safely, quickly, non-surgically and cost effectively remove blood clots from arteries, veins and grafts throughout the body. Each year, blood clots affect more than 10 million people worldwide and are a leading cause of death and morbidity. A clot that blocks normal blood flow in a vessel or graft can cause serious medical conditions including heart attack, stroke, pulmonary embolism, vascular access failure and limb loss.

     The AngioJet System includes a drive unit, single-use pump and a variety of single-use catheters. Two catheters, the F105 and the LF140, were included in the clinical trial for peripheral (arm and leg) artery and vascular access applications. Both of these catheters, which differ in length, tip configuration and other characteristics, received FDA marketing clearance.

     The AngioJet System delivers jets of pressurized saline solution through tiny openings in the tip of a catheter positioned near the blood clot, breaking the clot into microscopic fragments that are propelled back through the catheter and into a disposable collection bag.

     Robert G. Dutcher, president and chief executive officer of Possis Medical, said: "We are pleased that we can provide the AngioJet System's revolutionary technology to U.S. physicians and their patients. We now look forward to growing product sales and expanding labeling claims, pending further FDA clearances, to include dangerous and often life-threatening blood clots in vessels and grafts that affect patients' legs and vital organs such as the heart, lungs and brain."
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     Dutcher  continued:  "During extensive clinical trials, the AngioJet System has been shown to offer significant medical benefits when compared to the most common treatments for removing blood clots -- clot-dissolving drugs and the use of medical devices that require surgical intervention. In addition, we believe the AngioJet System offers significant cost savings over these traditional treatments."

     Possis Medical's regional sales representatives will begin selling the AngioJet System immediately to vascular interventionalists throughout the United States. International sales for peripheral and coronary use are already underway, primarily in Europe. The Company estimates that the annual worldwide market potential for all AngioJet System applications exceed 2.5 million disposable units.

     A Phase 2 U.S. clinical trial involving the LF140 catheter will continue for coronary applications. Possis Medical plans to seek FDA approval for this application during 1997. To date, clinical results for coronary use have been extremely encouraging, as evidence grows that the AngioJet System may be important in savings the lives of heart attack patients in emergency situations. Additionally, plans are underway for U.S. clinical trials for stroke and venous applications. Emergency, off-protocol clinical uses of AngioJet for treating stroke and venous thrombosis have been very encouraging.

     Possis Medical, Inc. develops, manufactures and markets pioneering medical devices for the growing cardiovascular and vascular treatment markets. Its three products - the AngioJet Rapid Thrombectomy System, the Perma-Flow Coronary Bypass Graft, and the Perma-Seal Dialysis Access Graft - are highly differentiated, next-generation medical devices that have the potential to become preferred treatment options.



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